Exhibit 10.1
WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY
CITY CENTER PROJECT
Phase 1 — Programming
Republic Properties Corporation
RFP #03/04-109
TABLE OF CONTENTS

SECTION 1 — AGREEMENT
SECTION 2 — PROJECT; SCOPE OF WORK
SECTION 3 — PROFESSIONAL SERVICES FEE
SECTION 4 — PROFESSIONAL SERVICES
SECTION 5 — TERM
SECTION 6 — SMALL BUSINESS PROGRAM ORDINANCE GOAL
SECTION 7 — TEAM
SECTION 8 — PROJECT MANAGER
SECTION 9 — TERMS AND CONDITIONS
SECTION 10 — HEADINGS, CAPTIONS, TITLES
SCHEDULE “1” — PROJECT/SCOPE OF WORK
SCHEDULE “2” — PROFESSIONAL SERVICES FEE & EXPENSES
SCHEDULE “3A” — PROFESSIONAL SERVICES
3. Standard Professional Services
3.1 Phases of Professional Services
3.2 Professional Services Included
3.2.1 Programming Phase
3.3 Estimated Construction Costs
3.4 Non-Included Additional Services
3.4.1 Information Furnished by the CRA
3.4.2 Material Changes by the CRA or a Governing Body
3.4.3 Renderings or Models for CRA
3.4.4 Alternate Bids
3.4.5 Unanticipated Procurement of Other Professional Services
3.4.6 Agreed Travel
3.4.7 Bid Protests, Re-Bidding or Renegotiating of Contracts
3.4.8 Surveys
3.4.9 DEVELOPER in Proceedings
3.4.10 Redesign
3.5 Modifications by the CRA to the Project

3.6 Delay
SCHEDULE “3B” — PROFESSIONAL SERVICES
SCHEDULE “4” — TERM
SCHEDULE “5” — SMALL BUSINESS GOAL FOR THE PROJECT
SCHEDULE “6” — ADDITIONAL STANDARD TERMS AND CONDITIONS
6.1 Responsibilities of the CRA
6.1.1 Designation of CRA Representative on Project
6.1.2 Specification of CRA Requirements for Project
6.1.3 Items to be Furnished upon the DEVELOPER’s Request
6.1.4 Access to Property
6.1.5 Attendance at Meetings
6.2 Availability of Funds
6.3 Representations of the DEVELOPER
6.3.1 Warranty of Design and Constructability
6.3.2 Authority of DEVELOPER to Conduct Business
6.3.3 No Solicitation
6.3.4 Independent Contractor Relationship
6.3.5 Personnel
6.3.5.1 Non-Discrimination by DEVELOPER
6.3.5.2 Fair Labor Standards Act
6.3.5.3 Unauthorized Aliens
6.3.5.4 Possession of Firearms
6.3.6 Selection of Sub-consultants
6.3.7 Absence of Arrears
6.3.8 Absence of Conflicts of Interest
6.3.9 State Taxes
6.3.10 Obligation to Furnish Documents to the CRA
6.3.11 Public Entity Crime Act
6.3.12 Compliance with Laws
6.4 Public Records Law
6.5 Confidentiality
6.6 CRA’s Ownership of Documents
6.7 DEVELOPERs Competitive Negotiation Act
6.8 CRA of West Palm Beach Small Business Ordinance
6.8.1 Small Business Program Ordinance
6.8.2 Small Business Records
6.9 Invoices and Audit of Records
6.9.1 Invoices to the CRA
6.9.2 Charges Above the Professional Fee and Supporting Records
6.9.3 Significance of “Final Invoice”
6.10 Access and Audit
6.11 Insurance
6.11.1 Insurance Requirements Generally
6.11.2 Required Types and Amounts of Coverage
6.11.3 CRA as Additional Named Insured
6.12 Indemnification
6.13 Successors and Assigns
6.14 Communications and Notice
6.15. Termination
6.15.1 Right to Terminate
6.15.2 Termination for Cause

6.15.3 Termination for Convenience
6.15.4 Implementation Procedures for Termination
6.16 Litigation; Waiver of Jury Trial
6.17 Waiver
6.18 Third Party Beneficiaries
6.19 Joint Preparation
6.20 Severability of Provisions
6.21 Entire Agreement
6.22 Amendments

Professional Services Agreement
CITY CENTER PROJECT
PHASE 1 — Programming
RFP #03/04-109
     This Agreement is made by and between the WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY (“CRA”) located at 200 Second Street West Palm Beach Florida 33401 and REPUBLIC-WPB CORP., a District of Columbia corporation, authorized to do business in the State of Florida with a principal address of 1280 Maryland Avenue Suite 200. Washington, DC 20024 (the ‘DEVELOPER’).
     WHEREAS, the CRA issued its Request for Proposal RFP #03/04-109 (the ‘RFP’) pursuant to state and local law to solicit proposals to design and construct a public/private project including a City Hall, public library, photographic center and parking facility, along with other facilities that may be mutually agreed upon known as ‘City Center’ (the ‘Project’); and
     WHEREAS, DEVELOPER responded to the RFP by submitting its proposal dated May 6, 2004 (the ‘Proposal’) which proposal was accepted by the CRA and City; and
     WHEREAS the CRA and DEVELOPER are in the process of negotiating a contract for the complete scope of services necessary for the design, construction and development of the City Center Project, but desire to commence Project programming and other initial services to provide information regarding scope and costs necessary for the details of the design, construction and development contract, which shall constitute Phase 1 of the Project;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the CRA and the DEVELOPER desire to enter into a Professional Services Agreement for the initial programming phase of the City Center Project (the ‘Agreement’), the terms of which follow:
SECTION 1 — AGREEMENT
     The term “Agreement” shall include all the terms and conditions and project requirements set forth in the RFP #03/04-109., the Proposal and this Agreement, all of which taken together form the Agreement. Unless the context requires otherwise, all references to ‘this Agreement’ and use of the terms herein ‘hereby, ‘hereof, hereto’ hereunder and the like shall be deemed to include the RFP, the Proposal, this Agreement and any addenda thereto. Except as otherwise specifically provided herein, in the event of any conflict between the specific provisions of this Agreement and the requirements or provisions of the RFP the provisions shall be given precedence in the following order, (1) this Agreement, (2) the RFP, (3) the Proposal, Wherever possible, the provisions of the documents shall be construed in such manner as to avoid conflicts between provisions of the various documents.
SECTION 2 — PROJECT; SCOPE OF WORK
     The DEVELOPER agrees to provide to the CRA professional services in connection with the City Center Project scope identified on Schedule “1’ attached hereto (the Project ).
SECTION 3 — PROFESSIONAL SERVICES FEE
     The professional services fee to be paid by the CRA to the DEVELOPER for all professional design services of both the DEVELOPER and any of its subcontractors in connection with the Project hereunder is set forth on Schedule “2’ attached hereto (the ‘Professional Services Fee’).
SECTION 4 — PROFESSIONAL SERVICES
     The DEVELOPER agrees that in exchange for the Professional Services Fee it will render the professional services outlined on Schedule “3 attached hereto which include both standard professional services outlined in the Scope of Work in Schedule ‘1’ and the standard services outlined in Schedules 3.A’/3.B’ (the ‘Professional Services’).
SECTION 5 — TERM
     This Agreement shall commence as of the last date of execution of this Agreement, unless otherwise indicated in Schedule ‘4 and shall continue in force until such time set forth on Schedule ‘4’ attached hereto unless extended by Amendment hereto or terminated early by either party (the ‘Term’). Notwithstanding the expiration date or early termination date hereunder, it is agreed that the indemnity provisions the right to audit and all covenants agreements, representations and warranties made herein or otherwise made in writing by the DEVELOPER, including but not limited to any representations made herein relating to disclosure or ownership of documents, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
SECTION 6 — SMALL BUSINESS PROGRAM ORDINANCE GOAL
     The City of West Palm Beach Small Business Program, set out in Chapter 66 of the City Code., is incorporated herein by reference and a copy is attached as part of Schedule 5.
SECTION 7 — TEAM
     Pursuant to DEVELOPER’s Proposal DEVELOPER covenants and agrees that it intends as it deems necessary, to enter into contracts with the following firms or persons to provide services for the Project as members of DEVELOPER’s team. DEVELOPER shall not make any change or substitution of any consultants, subcontractors or team members without the written authorization of CRA whose approval shall not be unreasonably withheld. DEVELOPER shall ensure that its subcontracts with its team members will Comply in all respects with this Agreement., including but not limited to insurance and indemnification provisions.
Song + Associates, Inc. — Architecture
Michael Graves & Associates — Architecture
Resource Planning Group — Library DEVELOPER
Michael Singer & Associate — Public/Creative Art
Michael Rodd & Associates — Landscape Architecture
Thornton-Tomasetti Engineers — Structural
Meinhardt, USA — MEP
Craven Thompson — Civil/ Survey
Ardaman & Associates — Geotechnical / Environmental
Rolf Jenson & Associates — Fire Protection & Safety
Catalfumo Construction., Ltd. — Construction
LB & Limited
Cary O’Donnell Public Relations Group, Inc.
SECTION 8 — PROJECT MANAGER
     The DEVELOPER designates Steven A. Grigg as its Project Manager. The Project Manager. or his designate will meet with the CRA’s project team at the commencement of each Phase and Task and weekly for progress meetings. DEVELOPER’s Project Manager shall be available for CRA Commission presentations and meetings as needed. The CRA designates Dorritt Miller as its Project Manager.
SECTION 9 — TERMS AND CONDITIONS
     The parties agree to comply with all terms and conditions contained herein, including those set forth on Schedule 6 attached hereto (the ‘Terms and Conditions’).
SECTION 10 — HEADINGS., CAPTIONS., TITLES
     Headings captions or titles contained herein are for reference and convenience purposes only and shall not be used to interpret the content of the provisions herein.
IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement and have hereunto signed in their names by their duly authorized representatives as of the day and year indicated below.

ATTEST:		WEST PALM BEACH COMMUNITY
REDEVELOPMENT AGENCY

By:	/s/ [ILLEGIBLE]	By:	/s/ Lois J. Frankel

	Secretary		Lois J. Frankel, Chair

CRA COUNSEL
Approved as to form
and legal sufficiency
			By:	[ILLEGIBLE]

			Date:	10/08/04

WITNESSES:		REPUBLIC-WPB CORP.

By:	/s/ Rose Jeffrey	By:	/s/ Steven A. Grigg

Print Name: Rose Jeffrey		Print Name: Steven A. Grigg
Title: President
Date: October 26, 2004

SCHEDULE “1”

PROJECT / SCOPE OF WORK

Project:	CITY CENTER PHASE 1
RFP#	#03/04-109
The City Center Project consists of the design, construction and development of an urban mixed-use project which shall include a City Hall and Commission Chambers of approximately 130,000 gross square feet, a public library of approximately 85,000 gross square feet, a photographic center and museum of approximately 35,000 gross square feet and sufficient public parking (the “Public Facilities) along with private development which may include commercial, office and/or residential components, to be known as ‘City Center’ (the ‘Project’). The size of all Project components will be determined through Phase 1, the programming phase. The Project shall be a focal point for community activity that will be an identifiable City Center and will incorporate public open space, public art and amenities.
The Project will be constructed on approximately three (3) acres consisting of two parcels; i) the full CRA block bounded by Clematis Street, Banyan Boulevard, Dixie Highway and Quadrille Boulevard; ii) a parcel of land approximately 100 feet deep along Quadrille Boulevard, from Clematis Street to Banyan Boulevard; and (iii) any air rights easements necessary (collectively the Property).
An estimated budget of $50,000,000 including site preparation, architectural and design services, building construction, engineering services, consultants, furniture, fixtures and equipment is proposed for the Public Facilities, parking garage and CRA portion of the Project. Interior finish, furniture, fixtures and equipment will not be included for the photographic center. This budget may be adjusted as a result of the programming phase, value engineering fund raising, or as determined by the CRA. Such budget modifications may have corresponding impacts upon the design and scope of the Project.
The DEVELOPER and its team members shall provide all professional services to perform Phase 1, the programming phase and conceptual design for the City Center Project Public Facilities including development of a plan for public participation and the conduct of public workshops. DEVELOPER shall perform the Programming Tasks as more specifically described herein as Phase 1 tasks in DEVELOPER s Scope of Services marked as Exhibit 1, following this page and incorporated herein.
It is anticipated that upon acceptance of the Programming Report and conceptual design, the parties will enter into a subsequent contract or contracts for the completion of the Project design, construction and the development and sale of the private portion.

Exhibit 1

KEY
1 —Phase 1 — week 1 to 8
2 — Phase II — week 9 to 26

Project Management
Public
Coordination with Owner
Coordination with Government Agencies
Coordination with Development Team
Coordination with Design Team
Coordination with Public Relations Team

Program Verification
Review of Existing Programmatic Information
Development of Adjacencles & Relationships: Bubble Diagram
Development of Project: Web-site and E-Mail Links
Small Group Visits to Five or Six Facilities
Development of Powerpoint Presentation from Trips
Stakeholder Workshop/Library
Stakeholder Workshop/City Hall
Stakeholder Workshop/Museum
Stakeholder Workshop/Overall & Outdoor
Imperative Public Workshop/Charette 1
Public Art Program Development
Preparation of Building Systems Narrative
Completion of Draft Program
Review & Approval by West Palm Beach Council
Printing and Distribution of Building Program

Study and Strategy
Development of Use-Mix Market Study
Preparation of the Private Space Program
Development of a Rental Marketing Strategy
Develop and distribute a project newsletter to community
Initiation of Concept Design
Prepare Site Survey Data
Preliminary Utility Research and Coordination

Obtain and Review Geotechnical Data
Obtain and Review Environmental Data
Preliminary Traffic and Pedestrian Circulation Analysis & Report
Preliminary Parking Analysis & Report
Public Art Program Development
Prepare System Narratives
Stakeholder Workshops/Charrette 2
Library Alternative Concepts
City Hall Alternative Concepts
Museum Alternative Concepts
Overall & Outdoor Alternative Concepts
Interim Presentation to Client Committee
Preparation of Concetual Cost Estimate
Completion of Concept Design
Presentation to West Palm Beach Commission
Review and Approval by West Palm Beach Commission

SCHEDULE “2”

PROFESSIONAL SERVICES FEE & EXPENSES

Project:	CITY CENTER PHASE 1
RFP#	#03/04 — 109
2.1 Professional Service Fee: The Professional Services Fee, including normal related administrative expenses, for Phase 1, the Programming Phase of the City Center Project shall not exceed Five Hundred Eighty-Five Thousand and 00/100 Dollars ($585,000.00).
2.2 The Professional Services Fee includes all fees or payments that the DEVELOPER proposes to pay or make to its subcontractors, consultants and team members in connection with this Agreement. The Professional Services Fee is inclusive of Administrative out-of-pocket expenses and Other Expenses (as defined in 2.4 and 2.5) to be incurred in connection with the performance of the Services hereunder.
2.3 Payment of the Professional Services Fee on account of services rendered shall be made in accordance with the following payment and deliverable schedule and upon acceptance of deliverables satisfactory to the CRA and presentation of DEVELOPER’s statement of services.

Task Deliverable	Fee
Task I — First public workshop/charette	$195,000.00

Task 2 — Second public workshop/charette	$195,000.00

Task 3 — Submittal of final Programming Report	$195,000.00
2.4 Administrative Expenses. The administrative out-of-pocket expenses include administrative expenses directly related to the Project. Administrative Expenses are limited to reasonable charges for the following: long distance telephone calls and facsimile transmissions, courier deliveries, FedEx or delivery services, U.S mail and certified mail, photocopies and reproduction of plans prepared for distribution to the construction manager, contractors and or CRA, printing, plotting and book production expenses (the “Administrative Expenses”) which are included within the Professional Service Fee.
2.5 Other Expenses. Other Expenses are any other expenses such as transportation, lodging, meals, the utilization of specialized equipment or special consulting services necessitated by the Project or permit fees, which expenses shall not be incurred for the account of the CRA absent prior written approval by the CRA from time to time following the request by the DEVELOPER and shall be paid in accordance with the City of West Palm Beach Travel Policy (the “Other Expenses”).
2.6 Releases. The DEVELOPER shall, upon receipt of any payment from the CRA, provide the CRA with written releases, in form and substance acceptable to the CRA, for all services performed by any team member or sub-DEVELOPER or other entity through the date covered by the payment.

SCHEDULE “3A”

PROFESSIONAL SERVICES

Project:	CITY CENTER PHASE 1
RFP#	#03/04 — 109
3. Standard Professional Services
Further to and in conjunction with Section 4 of this Agreement, the DEVELOPER agrees to serve as the CRA’s professional DEVELOPER for the Project and to provide professional advice based on the needs of the CRA. The DEVELOPER s services hereunder include all services to be performed by DEVELOPER and its team members and consultants.
3.1 Phases of Professional Services
     The Professional Services intended to be compensated by the Professional Services Fee hereunder shall include and be broken down into the following phases of service:
     1. Programming Phase
The DEVELOPER shall not commence any other services related to the Project, until a written agreement for such services is executed by the parties:
3.2 Professional Services Included
     In consideration for the Professional Services Fee for the Project the DEVELOPER agrees to perform the Professional Services as follows:
     3.2.1 Programming Phase
     Upon signature hereof the CRA authorizes the DEVELOPER to commence performance of the Programming Phase. The DEVELOPER shall thereafter:
     1. Consult with the CRA regarding the CRA’s requirements for the Project and review available data;
     2. Meet regularly with the CRA s Project Manager/Project Team;
     3. Advise the CRA as to the necessity of the CRA’s provision or acquisition from others of certain services of the types described in Section 34 below, and assist CRA in obtaining such services;
     4. Develop a comprehensive plan for public involvement. Conduct public workshops and charettes to receive public input Interview elected officials;
     5. Provide analyses of the CRA’s needs surveys site evaluations and comparative solutions;
     6. Develop the program for the Public Facilities, based on analysis of the CRAs needs including alternatives and shared-use elements;
     7. Develop an Estimated Construction Cost;

     8. Prepare a report containing the gross building square footage, a floor by floor, room by room description of each proposed building and a conceptual design, along with proposed alternatives for consideration and Estimated Construction Cost (the “Programming Report”);
     9. Present one original Programming Report, together with ten (10) copies thereof for review and comment by the CRA.
     10. Present the Programming Report to the CRA Board at a public meeting;
     11. Revise the Programming Report, as requested by the CRA to enable the CRA to approve the programming Report;
     12. Submit one (1) original and ten (10) copies of the final approved Programming Report to the CRA.
3.3 Estimated Construction Costs
      The Estimated Construction Cost of the Public Facilities and public portion of the Project shall include the total cost to the CRA of those elements of the Project designed and specified by DEVELOPER; excluding (1) the Professional Services fee, administrative costs and other reimbursable expenses hereunder; (2) the cost of land, rights-of-way, or compensation for or damages to properties; (3) the costs of the CRA’s legal, accounting, insurance or auditing services; and (4) interest and financing charges incurred in connection with the Project or the cost of other services to be provided by the CRA directly or by others to the CRA pursuant to Section 3.4 herein, since DEVELOPER has no control over local conditions, the cost of labor, materials, equipment or services furnished by others, or over competitive bidding or market conditions, DEVELOPER does not guarantee the accuracy of any estimates of construction costs as compared to construction contractor’s bids or the actual cost to the CRA.
3.4. Non-Included Additional Services
     If, and only if authorized in writing in advance by CRA, or if set forth on Schedule 3C hereto, DEVELOPER shall furnish or caused to be furnished additional services Identified in the Sub-Sections immediately below (the “Additional Services”), These services are not included as part of the Professional Services being compensated hereunder by virtue of the Professional Services Fee and will be compensated as Other Expenses as such term is defined in Schedule “2” hereof.
     3.4.1 Information Furnished by the CRA
     Additional Services may include services to make measured drawings of or to investigate existing conditions or facilities, or to verify the accuracy of drawings or other information furnished by the CRA to the extent that such services are not expressly included in the request for proposal or other invitation for procurement by the CRA identified on Schedule “1” of this Agreement.
     3.4.2 Material Changes by the CRA or a Governing Body
     Additional Services will include services resulting from material changes in the general scope, extent or character of the Project or its design including (1) material changes in size, complexity the CRA’s schedule, character of construction or method of financing or (2) revising previously accepted studies, reports, design documents or construction contract documents when such revisions are required by changes in laws, rules. regulations, ordinances, codes or orders enacted subsequent to the preparation of such studies, reports or documents, or are due to other causes reasonably beyond DEVELOPER’s control but only to the extent that such significant changes or revisions of previous studies increase the overall amount of time intended for the

Project.
     3.4.3 Renderings or Models for CRA
     Additional Services may include, upon the request of the CRA, providing renderings or models for the CRA’s use to the extent that such services are not expressly included in the Request for Proposal or other invitation for procurement by the CRA identified on Schedule “1” of this Agreement.
     3.4.4 Alternate Bids
     Additional Services may include preparing documents for alternate bids requested by CRA for contractor(s)’ work that is not completed.
     3.4.5 Unanticipated Procurement of Other Professional Services
     Additional Services may include the furnishing of services by independent professional associates and consultants for other than the Professional Services set forth in Section 3 or on Schedule “2” hereto that, according to the joint determination by the CRA and DEVELOPER, each acting reasonably and in good.faith, were not anticipated in either the Request for Proposal or other procurement notice or in the related Proposal by the DEVELOPER (the “ Unanticipated Professional Services”). Moreover, if Unanticipated Professional Services are subsequently designated by the CRA and DEVELOPER, each acting in good faith, as Substituted Services, those services shall not be billed by the DEVELOPER as Additional Services, but shall be considered to be included in the Professional Services Fee for the Project. Unanticipated Professional Services may include customary civil, structural, mechanical and electrical engineering and customary engineering design incidental thereto, as well as the provision of data or services if the CRA elects to engage a professional consultant under the competitive selection procedures mandated by Fia. Stat. 287,055 to provide such data or services in lieu of furnishing the same itself in accordance with said Section.
     3.4.6 Agreed Travel
     Additional Services may include services requiring out-of-town travel requested in writing from time to time by the CRA of the DEVELOPER (not including visits to the construction site or to the CRA’s office as already required by this Agreement), such as mill and shop inspection of manufactured or fabricated items during construction. The limitations and procedures relating to reimbursement of such expenses shall be subject to the terms of the City of West Palm Beach Travel Policy, Policy 5-1, effective May 5, 2003 attached hereto as Exhibit 3-1.
     3.4.7 Bid Protests, Re-Bidding or Renegotiating of Contracts
     Additional Services may include the provision of assistance to the CRA in connection with bid protests or re-bidding contracts for construction materials, equipment or services unless the need for said services arises from the act or failure to act of the DEVELOPER.
     3.4.8 Surveys
     Additional Services may include the provision, requested by the CRA following execution hereof, of any type of property, boundary, easement, right-or-way, topographic and utility surveys and field surveys for design purposes or DEVELOPER surveys and staking to enable the contractor(s) to proceed with their work, as well as the provision of other special field surveys, unless the scope of work in the RFP included a requirement of surveying in which case the cost of the relating surveys shall already be included.
     3.4.9 DEVELOPER in Proceedings
     Additional Services may include preparation required to serve or serving as a DEVELOPER or witness for the CRA in any litigation arbitration or other legal or administrative proceeding involving the Project. However, the CRA shall have no responsibility for additional services or otherwise for DEVELOPER being a named party or witness in any proceeding and DEVELOPER shall be solely responsible for all such expenses.
     3.4.10 Redesign
     It is expressly agreed that any redesigning services to keep the Project within the established Budget are included within the Services hereunder and DEVELOPER shall not seek additional compensation beyond those imposed for the purpose of keeping the Project within the established Budget.
3.5 Modifications by the CRA to the Project
     Notwithstanding the foregoing provisions, the CRA reserves the right to make changes to the Project at any time, including alterations, reductions therein or additions thereto. Upon receipt by the DEVELOPER of CRA’s written notification of a contemplated change, the DEVELOPER shall in writing: (i) provide a detailed estimate for the increase or decrease in construction and design cost that would result from the contemplated change; (ii) notify the CRA of any estimated change in the completion date; and (iii) advise the CRA how the contemplated change shall affect the DEVELOPER’S ability to meet the completion dates or schedules of this Agreement. If the CRA so instructs in writing, the DEVELOPER shall suspend work on the portion of the scope of work affected by a contemplated change, pending the CRA’s decision to proceed with the change. If the CRA elects to make the change., the parties shall execute a written amendment to this Agreement and the DEVELOPER shall not commence work on any such change until such Amendment is signed by the parties. It is further acknowledged and agreed that changes or revisions of services that do not increase or change the overall estimate of time on the Project shall be considered mere substitution of work or scope of work (“Substituted Services”) already included in the Professional Service Fee hereunder. Substituted Services shall not in any circumstances be considered compensable as Other Expenses hereunder, and, to the extent that the event of Substituted Services causes an overall reduction in the amount of time for services considered in the Professional Services hereunder such shall result in pro-rata reduction of the Professional Services Fee.
3.6 Delay
     DEVELOPER acknowledges responsibility for any delay damages suffered by the CRA as a result of DEVELOPER’s negligent reckless or intentional wrongful actions or inactions. In the event that the CRA suffers or reasonably believes that it will suffer actual delay damages as a result of DEVELOPER’s aforesaid actions or inactions, the CRA, in its sole discretion, said discretion to be exercised reasonably and in good faith, shall have the right and be entitled to withhold the amount of damages or loss from DEVELOPER’s payments, as reasonably determined by the CRA. The withholdings of any amount pursuant to this provision shall not be construed to Constitute a breach of this Agreement by the CRA.
     The DEVELOPER’s services shall be timely performed in compliance with Schedule 3B hereto. If the DEVELOPER is delayed at any time in the progress of his Services by any act, failure to act or neglect of the CRA, or any separate developer or consultant hired directly by the CRA or by occurrences beyond the control and without any fault or negligence of the DEVELOPER, the DEVELOPER shall provide to the CRA within five (5) working days of the date the delay began, written notice of the delay. Provided the DEVELOPER has timely notified the CRA of the delay, the CRA shall amend Schedule 3B, in writing, for the time delay actually caused by such occurrence, as determined by the CRA in its sole discretion. This extension of time shall be the DEVELOPER’s sole and exclusive remedy attributed to such delay.

[End of Schedule 3A]

Exhibit 3-1

Effective Date	Chapter 5
May 05, 2003	General
Policy 5-1
TRAVEL POLICY
AUTHORITY
This administrative policy is made pursuant to City Charter, Section 3.01(12) and is in keeping with the provisions of Florida Statutes Section 112.061, as modified by City ordinance.
POLICY STATEMENT
Travel must be for a public purpose and authorized in advance. Transportation for higher education is not a public purpose under this policy.
PURPOSE
The purpose is to provide a method for travel authorization and to set forth criteria and guidelines for travel and related expense reimbursement.
SCOPE OF APPLICABILITY
This policy applies to all travelers including elected officials, employees, or others approved by the Mayor. Where provisions of this policy conflict with a collective bargaining agreement the collective bargaining agreement will prevail.
DEFINITIONS
A.	Common Carrier — Train, bus, commercial airline operating scheduled flights, or rental cars.

B.	Immediate Vicinity — An area within 20 miles from the official headquarters to the destination.

C.	Official Headquarters — City Hall or another City location where the employee reports to work on a normal workday.

D.	Travel — Authorized official business away from the immediate vicinity.

E.	Travel Expense — Lodging, meals, transportation, gas purchased when using City car, mileage when using a personal vehicle, tolls, parking fees and other incidental expenses incurred when traveling.
SECTION I — AUTHORITY TO INCUR TRAVEL EXPENSES
All travel, except by the Mayor, a City Commissioner or the City Administrator, must be authorized in advance by the appropriate department director or designee. All travel by department directors must be approved by the City Administrator or an Assistant City

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Administrator. All travel by Assistant City Administrators must be approved by the City Administrator or the Mayor.
SECTION II — MEAL ALLOWANCE
Allowances for meals will be based on the following schedule:
Breakfast — When travel begins before 6 a.m. and extends beyond 8 a.m.
Lunch — When travel begins before 12 noon and extends beyond 2 p.m.
Dinner — When travel begins before 6 p.m. and extends beyond 8 p.m. or when travel occurs during nighttime hours due to special assignments.
No allowance will be made for meals when travel is confined to the immediate vicinity. No one, whether traveling in the state or out of the state, will be reimbursed for any meal or lodging included in a convention or conference registration fee that was paid by the City. Continental breakfasts, receptions, and airline food are not considered meals.
SECTION III — TRANSPORTATION
A.	Transportation must be by a usually traveled or most direct route. If a person travels by an indirect route or any preferred class for one’s own convenience, the traveler will pay the extra costs.

B.	Transportation must be by the most economical and efficient means of travel, keeping in mind:
•	The nature of the business;

•	The time of the traveler, impact on the productivity of the traveler cost of transportation, and other allowable expenses; and

•	The number of persons making the trip and the amount of equipment or material to be transported.
C.	Mode of Transportation:

Transportation must be justified on the “Travel Request” form.
1.	City Vehicle — will be used by a traveler on official business when one is available and the use is feasible.

2.	Planes, Trains, Buses, etc. — will be used by a traveler when most economical and feasible. Only “coach class” fare will be paid by the City.

3.	Rental Car — may be used by a traveler only when most economical and absolutely necessary. Justification must be pre-approved on the “Travel Request”

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form.

4.	Privately Owned Vehicles — may be used by a traveler on official business, in lieu of City owned vehicles or common carrier, if pre-approved on the “Travel Request” form. When authorized, the driver will be compensated for mileage at a fixed rate per mile as shown, in Appendix 1, not to exceed the cost of travel by common carrier.
•	Reimbursement will not be allowed for expenditures related to the operation, maintenance, and ownership of the privately owned vehicle.

•	The traveler will be compensated for miles driven on official business.

•	While at the travel destination, actual mileage may be allowed if driving is necessary and a satisfactory explanation is provided.

•	Odometer readings or mileage as published by the Department of Transportation is required for claiming mileage.

•	Only one person per vehicle may be compensated for mileage.
D. If a traveler uses a common carrier and personally pays for the transportation, proof of payment must be provided.
SECTION IV — LODGING
Overnight accommodations may be allowed when a traveler leaves the immediate vicinity to attend an event, such as a conference or training. Accommodations may be approved for the last day of the event if the traveler is expected to return home after 10:00 p.m. Accommodations may be approved for the night before an event if the traveler needs to begin travel before 6:00 a.m. in order to reach the destination at the required time.
The point of origin is as follows:
•	On a workday, the point of origin is the traveler’s residence or official headquarters, whichever is closer to the destination

•	On a non-work day the point of origin is the traveler’s residence
The maximum rate allowable for a traveler is single-occupancy unless additional people who stay in the room are also authorized City travelers.

3

Chapter 5
General
Policy 5-1
SECTION V – MISCELLANEOUS PROVISIONS AND REGULATIONS
The City allows reimbursement for some miscellaneous expenses but excludes others. The reimbursable expenses must be authorized, actually paid for by the traveler, and supported by receipts.
A.	Reimbursable Expenses
1.	Reasonable taxi or shuttle fare.

2.	Ferry fares; and bridge, road, and tunnel tolls.

3.	Parking fees or emergency car storage.

4.	Communication expenses (Must be documented as official business).

5.	Gasoline and oil while driving City owned vehicles or rental cars.

6.	Convention, conference or training course registration fees.

7.	Room taxes when documented on a hotel bill. All travelers should use the Tax-Exempt Certificate for accommodations in Florida.
B.	Non-Reimbursable Expenses
1.	Tips and gratuities.

2.	Laundry and dry cleaning.

3.	Personal and local telephone calls.
C.	Incidental Expenses
For overnight travel, an allowance of $2.00 per day may be claimed, without receipts, for incidental expenses that are not reimbursable by the City as actual expenses.
SECTION VI – TRAVEL FORMS
A. Travel Request
The “Travel Request” is used to pre-approve all travel except travel by the Mayor, a City Commissioner, or the City Administrator. Any special circumstances must be justified on the form and a cost-comparison provided.
A copy of the form and appropriate attachments must be included with every form FN121 that is submitted to the Finance Department to request direct payment of travel expenses. The original must be submitted with the “Travel Expense Report” after the travel has been completed.

4

Chapter 5
General
Policy 5-1
B. FN121 — Direct Payment
FN121 is used to request advance payment of registration fees, hotel room, and plane fare. An invoice or written cost estimate must be provided.
The form may also be used for pre-travel reimbursement of personally paid expenses; written proof of payment must be provided.
C. FN118 — Travel Expense Report
FN118 “Travel Expense Report” is used to provide a mandatory detailed record of all expenses for travel that is financed through expenditure of City funds. All travelers must submit FN118 to the Director of Finance within ten business days after returning from their trip.
Every traveler must complete this form even if all expenses were paid prior to the travel and no money is owed either to the City or to the traveler.
If a traveler does not submit this form or if the Finance Department does not approve it, the entire amount paid by the City will be reported to the IRS as personal, taxable income.
All information about the travel and every allowable expense must be provided in the appropriate sections of the form.
If reimbursement is requested for personally paid expenses, receipts or other proof of payment must accompany the expense report.
D. Local Mileage Reimbursement Report
The “Local Mileage Reimbursement Report” is used to request payment when the only travel expense is mileage.
•	The driver must use a personal vehicle.

•	The distance must be 20 miles or less between locations.

•	Odometer readings and justification must be provided.
Policy 5-1 is effective on this                      day of                     , 2003.

Lois J. Frankel
Mayor

5

Effective Date	Chapter 5
February 20, 2002	General
Policy 5-1
Appendix 1
RATES FOR MEALS AND MILEAGE
The Travel Policy of the City of West Palm Beach, Florida is set forth by City ordinance. The ordinance provides that meal allowances and an allowance for incidental expenses shall be the low rates of the High-low Rates Method as issued by the Internal Revenue Service and allocated as below. The mileage reimbursement is set as the mileage rate of the Internal Revenue Service.
The current amounts (effective January 1, 2004) are:

Breakfast	$5.00
Lunch	9.00
Dinner	18.00

Mileage	$.375

Incidental Expenses	$2.00
Mileage rates in effect under this policy:

February 20, 2002 — December 31, 2002:	.345
January 1, 2003 — December 31, 2003	.36
January 1, 2004	.375

SCHEDULE “3B”
PROFESSIONAL SERVICES
Agreed Completion Dates

Project:	CITY CENTER PHASE 1
RFP#	#03/04-109

Phase	Agreed Completion Date
Phase 1 — 1. Programming	60 days after CRA furnishes items 3,4 and 6
Delivery of Programming Report.	listed in Section 6.1.3 of Schedule 6 of the
Agreement, unless extended by force majeure
or other reason beyond DEVELOPER’s control.
[End of Schedule No. 3B]

SCHEDULE “4”
TERM

Project:	CITY CENTER PHASE 1
RFP#	#03/04-109
     The Term of this Agreement shall run from the date this Agreement is last executed and shall continue for ninety (90) days, unless extended by written amendment hereto, subject to the provisions of Sections 5 and 7, and Schedules 3.B, and 6 (Section 6.2) of the Agreement.
[End of Schedule No. 4]

SCHEDULE “5”
SMALL BUSINESS GOAL FOR THE PROJECT

Project:	CITY CENTER PHASE 1
RFP#	#03/04-109
     The DEVELOPER shall comply with the requirements of the City of West Palm Beachs Small Business Program throughout the term of the Agreement. A copy of the relevant sections of Chapter 66 of the City Code of Ordinances follow this page and are incorporated herein.

ARTICLE IX. SMALL BUSINESS PROGRAM*

*	Cross references: Businesses and business regulations ch. 22

Sec. 66-221. Short title.
     This article shall be known and may be cited as the “City of West Palm Beachs Small Business Program Ordinance” or “small business program code.”
(Code 1979. § 2-451)
Sec. 66-222. Policy and purpose.
(a) The policy of the city is that all businesses be afforded an opportunity for full participation in the city’s procurement system and that discrimination by the city or its providers of goods, services or construction is prohibited.
(b) The purpose of the article is to serve the public interest by spurring economic development through encouraging small businesses, including minority- and women-owned businesses that meet the small business definition, to locate and remain in the county and, especially, the city. Accordingly, this article will afford opportunities and assistance to small businesses so that they may gain experience, knowledge, technical capacity and resources and may have obstacles to their success lessened. The city is committed to ensuring full and equitable participation by small businesses in the provision of goods, services and construction to the city.
(c) It is declared to be the policy of the city to take all necessary, reasonable and legal action to prevent discrimination in its procurement process, to ensure that all businesses, including small businesses, are afforded the maximum opportunity to participate in the city’s procurement process and to establish a recordkeeping system to monitor small business participation in procurement.
(Code 1979. § 2-452)
Sec. 66-223. Definitions.
     The following words, terms and phrases, when used in this article, shall have the meanings ascribed to them in this section except where the context clearly indicates a different meaning:
     Best value shall have the same meaning set forth in article 11 of this chapter.
     Bid means the process for competitive bidding through invitations to bid as set forth in the procurement code.
     Certification means the process by which the small business division determines a business meets the definition of a small or a minority- or woman-owned business.

44

     Certified business means a business that has been certified by the small business division or whose certification from another agency has been accepted and approved by the small business division manager.
     Commercially useful function means a function which results in the provision of needed materials, supplies, equipment or services to the city. A small business must demonstrate expertise in the commodity area that they are supplying and those commodity area must be identified and listed in the certification approval letter. Acting merely as a conduit to transfer funds to another business does not constitute commercially useful function.
     Construction means the process, usually requiring the professional services of an architect and/or engineer, for building, altering, repairing, improving or demolishing any structure or building or other improvements of any kind to any real property as determined by the procurement official.
     Contractor means a separate and distinguishable business entity participating or seeking to participate in the performance of a contract, excluding providers of goods.
     Controlled, for the purposes of determining whether a business is a minority- or woman-owned business, means the minority, the woman or combination of minorities and woman, as the context requires, who:
(1) Possesses legal authority and power to manage business assets, goodwill and daily operations of the business; and
(2) Actively and continuously exercises such authority and power in determining the policies and directing the operations of the business. The term “controlled” for the purposes of determining whether a business is a small business shall mean that no large business:
a. Possesses legal authority and power to manage business assets, goodwill and daily operations of the business; and
b. Actively and continuously exercises such authority and power in determining the policies and directing the operations of the business.
     Days means calender days unless specified otherwise.
     Debarment means the exclusion for cause of a vendor or contractor from bidding and/or doing business with the city.
     Emergency procurement, as authorized by the mayor, means a procurement made in response to a requirement when a delay caused by complying with all governing rules, regulations and/or procedures would be detrimental to the interests, health, safety or welfare of the city.
     Goal means the annual amount projected to be spent with small businesses expressed as a percentage of the total dollar volume in procurements.
     Goal setting means a committee established pursuant to section 66-229.
     Goods means supplies, materials, products, machinery, equipment, furniture, computers, vehicles, tools and other tangible property used by the city.
     Joint venture and partnership mean an association of two or more persons or businesses to carry out a single business for profit for which purpose they combine their property, capital, efforts, skills and knowledge and Includes limited or general partnerships.
     Large business means a business that does not meet the definition of small business as defined in this article.
     MB means a minority-owned business.

     Minority person means an individual who is a citizen or lawful permanent resident of the United States who is:
(1) An African American, a person having origins in any of the black racial groups of Africa;
(2) A Hispanic American, a person of Spanish or Portuguese culture who has origins in Central or South America, or the Caribbean, regardless of race;
(3) An Asian American, a parson having origins in any of the original peoples of the Far East, Southeast Asia, the Indian subcontinent, or the Pacific Islands; or
(4) A Native American, a person who has origins in any of the Indian tribes of North America prior to 1835,
     Owned, for the purposes of determining whether a business is a minority- or woman-owned business, means that the minorities or women, as the context requires, shall possess an ownership interest of at least 51 percent. The term “owned,” for the purposes of determining whether a business is a small business, shall mean that no large business shall possess an ownership interest in excess of 49 percent.
     Practicable means reasonably capable of being accomplished.
     Preferential programs means the preferences extended for small business participation in city procurement.
     Prime contractor means any person or business entity who has a contract with the city.
     Procurement code means the city’s procurement code set forth in this chapter, as it may be amended from time to time
     Procurement goals means goals expressed as percentages of the total dollar volume for participation of small businesses on individual bids, proposals, resulting work authorizations purchase orders (POs) or city contracts.
     Professional services means any narrow discipline wherein a known practitioner has, through education and experience developed expert advisory and programming skills as a vocation, any service performed primarily by vocational personnel which requires the certification of a professional before the services are acceptable to the user of the service, or any other advisory study or programming activity where the procurement official determines that the level of skills and/or creativity of the potential or known practitioner warrant a solicitation process other than the competitive bid process.
     Proposal means an executed formal document submitted by an offeror to the city stating the goods, services and/or construction offered to satisfy the need as requested in the requisition request for proposal, request for information or request for qualifications.
     Quotation means any oral or written offer as a result of an informal request by a vendor to the city to furnish specific goods, services and/or construction at a stated price.
     Request for quotation means a request, either oral or written, to solicit prices for specific goods, services and/or construction..
     Services means the furnishing primarily of labor, time and/or effort by a contractor, wherein the provision of goods or other specific and products other than reports studies, plans, advisories, contractual documents or other documents, relating to the required performance is incidental or secondary. This term “services” shall not include construction or employment agreements.
     Small business means a person or firm that:
(1) Has been in existence for at least one year and has filed a federal income tax return and includes regulated professionals, such as engineers, architects, certified public accountants and attorneys, who have at least three years of professional experience and who own businesses that have been in existence for less than one year and may not have filed a federal income tax return;
(2) During the last three years (or less if the business has been in existence for less than three years) has had average annual gross sales:
a.	In commodities of less than $3,500,000,00;

b.	In professional services of less than $3,500,000,00; or

c.	In construction of less than $7,000,000,00; and
(3) Meets the certification criteria set forth in this article
     Small business committee means the committee established pursuant to section 66-238.
     Small business listing means a supplier list of certified small businesses by commodity codes established by the National Institute of Governmental Purchasing (NIGP) and publisher by the small business division and made available to contractors or vendors for use in identifying subcontractors and material suppliers.
     Subcontractor means any person providing goods, services and/or construction to a prime contractor for profit, if such goods, services and/or construction are procured or used in fulfillment of the prime contractor’s obligations arising from a contract with the city, excluding providers of goods directly acquired by the city.
     Vendor means an actual or potential supplier of goods, services and/or construction.
     WB means a woman-owned business.
(Code 1979. § 2-453)
  Cross references: Definitions generally, § 1-2.
Sec. 66-224. Scope.
(a) Except as otherwise provided in this article, this article shall apply to the solicitation of all goods, services, professional services and construction by the city.
(b) Businesses eligible to participate in this program must:
(1) Be certified by the small business division as meeting the definition of a small business; and
(2) Be registered as a vendor by the city.
(Code 1979. § 2-454)
Sec. 66-225. Program administration.
     The director of the economic and community development department has the overall responsibility for administering the small business program. The small business division shall be responsible for developing, managing and implementing the small business program on a day to-day basis. The director of the economic and community development department may promulgate policies and procedures consistent with this article and any federal or state law regulation or grant requirement.
(Code 1979. § 2-455; Ord. No. 3691-03, §3, 9-29-2003)

Sec. 66-226. Implementation.
     The city shall take all necessary and reasonable steps permissible by law to ensure that certified small businesses have the maximum opportunity to participate in the city’s procurement processes.
(1) The small business division manager shall:
a. Identify procurement opportunities for small businesses;
b. Analyze small business availability for the procurement of goods, services, professional services and construction;
c. Prepare an annual budget detail that allocates resources including budget and staff to carry out the mandates of this article;
d. Develop and maintain records of certified small businesses so that vendor listings can be produced for use in identifying potential contractors, subcontractors, material suppliers and providers of goods, services and construction;
e. Recommend individual procurement goals to the goal setting committee;
f. Monitor and maintain records to verify steps taken and results achieved to maximize small business participation;
g. Promote the city’s small business program;
h. Provide quarterly truth-in-reporting reports to the city commission and to the small business committee detailing small business participation in the city’s procurement. This report shall include both total dollars and percentages and shall not omit any procurement in the calculation of such. The first quarterly report shall be for the period ending June 30, 2001;
i. Refer small businesses to available programs that provide technical assistance, including, but not limited to, business planning, financial aid and other training for small businesses;
j. Recommend that the procurement official schedule pre-bid or pre-proposal meetings where appropriate to inform potential contractors about small business requirements and encourage small businesses to attend these meetings;
k. Provide Information and assistance to small businesses on certification procedures, subcontracting practices and bonding requirements;
l. Plan and participate in training seminars for the purpose of informing potential bidders/Proposers/Vendors of the city’s small business program;
m. Recommend that, when appropriate, the procurement official place notices of procurement opportunities in small business trade association newsletters, local or regional newspapers and minority and woman focused media; and
n. Collect and maintain data through software systems in order to report on compliance with the article and monitor and report on utilization of minority- and woman-owned business as compared to their availability.

(2) The procurement official shall implement those requirements of this article that are included within the authority and duties of the procurement official as set forth in the procurement code, including, where appropriate ,revising the procurement procedure
(3) Department directors shall, whenever practicable:
a. Separate discrete and unconnected work elements from projects for separate contracts, where separation will not cause substantial adverse fiscal, administrative, or legal impact;
b. Divide procurements into component parts or work elements on goal setting worksheets so that the small business division can determine which small businesses are available to participate as subcontractors; and
c. Establish delivery schedules that do not discourage small or large business participation, especially in master agreements.
(Code 1979. §2-456)
Sec. 66-227. Waiver.
(a) Emergency waiver. Whenever an emergency procurement is authorized by the mayor pursuant to the procurement code, the requirements of this article shall be deemed waived.
(b) Single source waiver. Whenever the procurement official makes a single source determination pursuant to the procurement code, the requirements of this article shall be deemed waived.
(c) Performance waiver. The small business division manager may waive compliance with this article it such compliance is no longer possible or practicable during the period of performance of the contract.
(Code 1979. §2-457)
Sec. 66-228. Goals.
(a) Annual goal. Small business participation goals will be set on a procurement by procurement basis as set forth in this article. At the request of the city commission, but no less than on an annual basis, the small business division shall provide a formal report on small business utilization and availability data to the city commission. Upon evaluating such data, the city commission may establish or revise an annual participation goal for the next fiscal year.
(b) Annual budget detail. Each department shall, by no later than October 1, provide the small business division with its annual budget detail. The small business division manager shall compile a prospective procurement list based on the annual budget detail received from the individual departments and make these listings available to the goal setting committee for their use and consideration in establishing procurement goals and to the small business community for the purpose of providing them with advance notice of upcoming opportunities.
(c) Goals for procurements over twenty-five thousand dollars. Specific goals for each bid or proposal shall be adopted on a procurement by procurement basis.

(1) Goal setting committee. The goals will be established by a goal setting committee composed of a representative of administration, the small business division, the parks and recreation department, the procurement division, the public utilities department, and any other department or division as determined by the mayor. The city attorney shall serve as legal advisor to the committee.
(2) Criteria for bid or proposal goal establishment. In setting bid or proposal goals, the following factors shall be considered;
a. The type of work required;
b. The contracting and subcontracting opportunities for small businesses, including support and ancillary services, and the number of certified small businesses available in comparison with other registered vendors;
c. Past and current experience of the city in meeting its goal and the results and reasons therefore; and
d. special circumstances relating to the procurement including, but not limited to, scheduling constraints.
(3) Procedure for establishing an individual procurement goal.
a. The department responsible for the procurement shall prepare a goal setting worksheet that identifies its various components. The goal setting worksheet will be submitted to the small business division outlining the potential contracting and subcontracting opportunities and the estimated percentage that each bears to the total bid, proposal, work authorization, or procurement. The goal setting worksheet shall show the scope of the work for each component that has potential for being subcontracted and the qualifications required of the subcontractor to do the work if they are not evident in the scope of work. The goal setting worksheet shall also identify if the procurement has any other specific requirements such as may be imposed by a federal/state grant. The goal setting worksheet is forwarded to the small business division manager.
b. The small business division then compares the goal setting worksheet against the listing of certified small business vendor database to determine the availability of small businesses qualified to do the work in each potential subcontract component, reviews the listing of other vendors and calculates the goal for each bid, proposal and work authorization. Upon calculating the goal, the small business division shall provide the completed goal setting worksheet, the list of qualified small business vendors and the list of other vendors to the procurement official, the department responsible for the procurement, and all members of the goal setting committee. The individual goal set by the small business division shall become final, unless a review is requested by the procurement official, the department responsible for the procurement, or any member of the goal setting committee within three business days of the goal calculation by the small business division. If a review is requested, the small business division shall coordinate the scheduling of a meeting of the goal setting committee to review me goal calculation, such meeting to be held as soon as practicable, but no later than within seven business days of the request.
c. The goal setting committee may approve the goals calculated by the small business division or set other goals for the bid or proposal or work authorization based on other information presented at the goal setting meeting. No individual procurement goal for small business participation may exceed 50 percent. If there are no available certified small businesses for the procurement no goal will be established.
d. The established goal shall be applied to the full monetary value of the procurement; no portion of the procurement is exempt from consideration in determining whether the goal was met or not.
e. In case of a certified small business submitting a bid as a prime contractor, the small business is credited with meeting the percentage of the procurement goal that the small business will perform with its own forces plus the percentage of subcontractors awarded to other certified small businesses.
f. A single purpose joint venture or partnership consisting of a small business where the small business owns and controls at least 51 percent of the entity and a non-small business, functioning as a prime contractor, will be credited with small business participation on the basis of percentage of ownership participation in the work risk and profit by the small business.
g. Bidders or proposers will receive credit for small business participation goal attainment only for subcontractors who are certified and licenced, if required, in the specific area of expertise for which credit is sought at the time of bid or proposal opening.
(d) Quotes for small procurements valued at $2,500,00 to $25,000.00. Whenever practicable1 the procurement official shall obtain quotes from small businesses when they are listed on the computerised supplier lists by NIGP codes.
(e) Procurement card and other purchases valued at less than twenty-five hundred dollars. The procurement official shall encourage the use of small businesses.
(Code 1979. §2-458)
Sec. 66-229, Preferential programs.
     Although small business participation shall be strongly encouraged on all procurements, the following preferences shall not apply to procurements valued at less than $25,000.00:
(1) Bid preference (for procurements over twenty-five thousand dollars).
a. For procurements that involve an invitation to bid and when the bid providing the best value to the city is less than $1,000,000.00 then the bidder selected shall be the bidder that provides the best value for the city and meets the small business goals, so long as that bid does not exceed the bid otherwise providing the best value to the city by ten percent. If the bid providing the best value to the city which meets the small business goal is more then ten percent greater than the bid otherwise providing the best value to the city on the bid, the city shall award the bid to such bidder and the small business goals shall be deemed waived for such contract or work authorization.
b. For procurements or work authorisations using a competitive-bid basis and when the bid providing the best value to the city is $1,000,000.00 or more, then the award shall be made to the bid providing the best value to the city that meets the small business goals, so long as that bid does not exceed the bid that otherwise provides the best value to the city by $100,000,00. If the bid which meets the small business goal is more than $100,000.00 greater than the bid that otherwise provides the best value to the city, the city shall award the bid to such bidder and the small business goals shall be deemed waived for such contract.
(2) Request for proposals preference (over twenty-five thousand dollars). For procurements using requests for proposals, the procurement official or, if applicable, evaluation committee established to evaluate the proposals, shall consider compliance with the small business goals as a material criterion for selection, i.e., such goals shall be given significant weight.
(Code 1979. § 2-459)
Sec. 66-230. Good faith efforts.
(a) Contractors submitting bids or proposals to provide goods, services and construction to the city shall attempt to comply with small business participation goals. In the event the goals are not achieved, the contractor must include with its bid evidence of good faith efforts to achieve the goals. A bidder or proposer may still be selected subject to the provisions of this article, and the city shall consider the following criteria in determining good faith efforts:
(1) Attendance at the pre-bid conference, if held;
(2) Whether and when the contractor provided written notice to all certified small businesses that perform the type of work to be subcontracted appearing or the listings by commodity codes established by NIGP as published by the small business division and advising the small businesses;
a. Of the specific work the contractor intends to subcontract;
b. That their interest in the contract is being solicited; and
c. How to obtain information for the review and inspection of contracts, plans and specifications;
(3) Whether the contractor selected feasible portions of work to be performed by small businesses, including, where appropriate, dividing work elements in any manner that maximize the opportunity for small business participation. The ability of the contractor to perform the work with its own work force will not in itself excuse a contractor from making positive efforts to meet goals for small business participation on the contract;
(4) Whether the contractor considered all quotations received from small businesses, and for those quotations not accepted, the contractor shall provide a written explanation of why the small business will not be used during the course of the contract. Receipt of a lower quotation from a non-small business will not in itself excuse a contractor’s failure to meet project goals;
(5) Whether the contractor provided interested small businesses assistance in reviewing the contract plans and specifications;
(6) Whether the contractor assisted interested small business firms in obtaining information regarding required bonding lines of credit or insurance if such assistance was necessary;
(7) Whether the contractor advertised the subcontracting opportunities in publications of general circulation, trade associations, and small business focused media;

(8) Whether the contractor followed up initial solicitations of interest by contacting small businesses to determine with certainty whether the small business was interested;
(9) Whether the contractor negotiated in good faith with interested small businesses, based on a reasonable investigation of their capabilities;
(10) Whether the contractor effectively used the services of available small business associations (community organizations, contractors business groups); local, state and federal small business assistance offices; and other organizations that provide assistance in the recruitment and placement of small business businesses;
(11) Whether the contractor has utilized small business subcontractors on other (city and private sector) contracts within six months preceding the date of the specific contract under consideration;
(12) Whether the contractor’s efforts were merely pro forma, given all relevant circumstances, and could not reasonably be expected to provide sufficient small business participation to meet the goals.
(b) This list is not intended to be all inclusive, and the city will consider the quality, quantity, intensity and timeliness of the contractor’s efforts. The small business division shall develop procedures and clarifications which provide objective guidelines pertaining to the criteria for determining of good faith efforts.
(c) It is the responsibility of the contractor to exercise good faith efforts. Any act or omission by the city shall not relieve the bidder or proposer of this responsibility.
(Code 1979. § 2-460)
Sec. 66-231. Bid and proposals requirements.
Bids and proposals shall include the following:
(1) A provision prohibiting any agreement between a contractor and a small business where the small business promises not to provide subcontracting quotations to other bidders or potential bidders.
(2) A statement that credit for small business subcontractors or partnerships for goal attainment is applicable only for those which are certified by the city in the specific area of expertise for which credit is sought at the time of the bid opening.
(3) A requirement that the bidder or proposer shall provide, as appropriate, such forms as needed to demonstrate compliance with this article
(4) A statement to the effect that if a contractor lists a small business who has been decertified after submission of bids or proposals, but prior to the award of the contract, the city shall require the contractor, within a specific reasonable timeframe, to attain the small business goal with a certified small business or demonstrate good-faith efforts.
(Code 1979. § 2-461)
Sec. 66-232. Contract.
The following shall be included in the body of the contract with the city for the provisions of goods, services and construction:
(1) A provision indicating that this article is incorporated by reference.
(2) A requirement that the contractor shall comply with the commitment to use small businesses made in their proposal or bid. Small businesses that no longer remain associated with the contract of the contractor shall be replaced with other certified small businesses unless approval to the contrary is granted by the small business division manager.
(3) A requirement to maintain relevant records and information necessary to document compliance with this article and to permit the city to inspect and audit such records.
(Code 1979. § 2-462)
Sec. 66-233, Contract compliance requirements.
(a) The small business division will establish procedures for monitoring and evaluating program performance and compliance. Failure to comply with the small business requirements of an awarded contract may result in suspension or debarment of the firms or individuals involved in accordance with all applicable articles.
(b) Any contractor or firm who falsely represents that it is a small or minority- or woman-owned business or any contractor or firm which submits a bid or proposal which is determined to contain false representations as to the utilization of small businesses may be disqualified from bidding, proposing, or negotiating on any city procurement for 36 months.
(Code 1979. §2-463)
Sec. 66-234, Disqualification.
(a) The city reserves the right to reject any bid or proposal where the bidder or proposer has previously failed to perform properly and who have done so by commission or omission of an act of such serious and compelling nature that the act indicates a serious lack of business integrity or honesty. Such acts include, but are not limited to:
(1) Violating any applicable law, regulation, or contract provision relating to the performance of obligations incurred under a city contract.
(2) Making or purporting to make any false statement or using deceit for the purpose of influencing in any way any action of the city.
(3) Making false representations as a small business for the purposes of qualifying for certification as such a business under this article.
(b) It is unlawful for any individual to falsely represent any entity as a minority/woman or small business for purposes of qualifying for certification as such a business under this article.
(c) Any contractor or firm which falsely represents to the city that it is a small business firm and/or which represents that it will use the services or commodities of a small business and subsequently does not do so, without prior city approval, may be in breach of contract. Upon determination that a breach of contract has occurred, the city shall have all available remedies for breach of contract.
(Code 1979. § 2-464)

Sec. 66-235. Documentation of small business subcontractor utilization and payment.
     Every contract let by the city for the performance of work shall contain a provision requiring the prime contractor to certify in writing that all small business subcontractors, subconsultants, and suppliers have been utilized in accordance with the participation levels provided by the prime contractor at the time of contract and have been paid for work and materials from previous progress payments received, less any retainage, prior to receipt of any further progress payments. During the contract and upon completion of the contract, the city shall require documentation from the prime contractor to certify utilization and payment to small business subcontractors, subconsultants or suppliers. This provision in no way creates any contractual relationship between any subcontractor, subconsultant, or supplier and the city or any liability on the city for the contractor’s failure to make timely payment to the subcontractor, subconsultant or supplier.
(Code 1979. §2-465)
Sec. 66-236. Certification.
(a) Eligibility standards for small businesses. An eligible small business is a business that meets the following criteria:
(1) Meets the definition of small business as set forth in this article;
(2) Has its principal place of business located within the county;
(3) Performs a commercially useful function and is responsible for execution of a discrete element of work of a contract and carrying out its responsibilities by actually performing, managing, and supervising the work performed; and
(4) Is not owned nor controlled by a large business as defined in this article.
(b) Eligibility standards for minority/woman business. Participation in the preferential programs set forth in this article is limited to small businesses only. A small business may additionally be certified as a minority or woman-owned business. Additional certification as a minority or woman owned business shall only be used by the city for data collection and monitoring purposes. An eligible MB/WB is a business concern which meets all of the criteria for a small business above and the following criteria:
(1) Is a business that is both owned and controlled by minorities or by women or combination thereof. This means that minorities or women must own at least 51 percent of the business and that the management and daily business operations are controlled by the minorities or women who own it.
(2) Is an independent business. The ownership and control by minorities and/or women shall be real, substantial and continuing and shall continue beyond the pro forma ownership of the firm as reflected in its ownership documents. The minority or woman owners shall enjoy the customary incidents of ownership and shall share in the risks and profits commensurate with their ownership interests, as demonstrated by an examination of the substance rather than form or arrangements. Recognition of the business as a separate legal entity for tax or corporate purposes is not necessarily sufficient for recognition as a MB/WB. In determining whether a potential MB/WB is an independent business, the city shall consider all relevant factors, including, but not limited to, the date the business was established, the adequacy of its resources for the type of work specified, and the degree to which financial, equipment leasing and other relationships with nonminority firms vary from established Industry practices.
a. Ownership. In determining ownership of the business, the contribution of capital or expertise by the minority or woman owners to acquire their interest in the firm shall be real and substantial, Examples of insufficient contributions include, but are not limited to, a promise to contribute capital, a note payable to the firm or its owners who are not minorities or women, or the mere participation as an employee, rather than as a manager/owner. Businesses which have had a transfer of ownership or control from a nonminority or man who maintains any interest in the business to a minority or woman shall not be considered for certification for one year of such transfer.
b. Control. The minority or woman owner must have operational and managerial control of the business. The primary consideration determining operational control and the extent to which the minority person or woman actually operates the business will rest upon the peculiarities of the industry of which the business is a part. Accordingly, in order to clarify the level of operational involvement of the minority person or woman in the business to be certified as an MB/WB, the following examples are put forth and are not to be all inclusive:
1. The minority person or woman must have experience in the industry for which certification is sought.
2. The minority person or woman must be able to demonstrate that basic decisions pertaining to the daily operation of the business are made independently.
3. The minority person or woman must have technical competence in the industry for which certification is sought. The minority person or woman must have a working knowledge of the technical requirements of the business needed to operate in the industry.
c. Managerial control. Managerial control means that the minority or woman demonstrates the ability to make independent and Unilateral business decisions needed to guide the future and destiny of the business. For a minority or woman to demonstrate the extent of their control, the following examples are put forth and are not intended to be all inclusive:
1. Corporate bylaws or partnership agreements or other agreements should be free of restrictive language which dilutes the minority’s or woman’s control, thus preventing them from making those decisions that affect the destiny of the business.
2. The minority person or woman should be able to clearly show, through production of documents, the areas of control, such as, but not limited to:
i. Authority and responsibility to sign payroll checks and letters of credit;
ii. Authority for negotiations and signature responsibility for insurance and/or bonds; and
iii. Authority for negotiations and/or execution of documents.

if the owners of the firm who are not minorities or women are disproportionately responsible for the operation of the firm, then the firm is not to be considered an MB/WB within the meaning of this program. Where the actual management of the firm is contracted out to individuals other than the owner, those persons will be considered as controlling the business.
(c) Application procedures. All applicants wishing to be considered as certified businesses for the benefits of this program must apply for small business certification by completing a small business disclosure affidavit, provided by the small business division. The small business division will prepare a certification guidebook which will be distributed to interested small businesses and which will provide guidelines for the preparation of a small business certification application. Applicants must submit copies of the following documentation as appropriate for their business Documents not in English shall be accompanied by a certified translation.
(1) Corporations.
a. Proof of minority/woman status, e.g., copy of birth certificate, driver’s license or other records, if applicable;
b. Articles of Incorporation including date approved by the state and any subsequent amendments;
c. Bylaws;
d. Prior three years federal corporate tax returns (or less if the business has been in existence less than three years), including all schedules; if a regulated professional has been in practice less than one year, financial statements reviewed by a certified public accountant for the period of existence;
e. Resumes of principal and management personnel of business showing education, training and employment with dates;
f. Stock transfer agreement;
g. License to do business in the county and any other necessary licenses;
h. Bank signature card;
i. Minutes of first corporate organizational meeting;
J. Last three months’ corporate payroll;
k. Stock ledger;
l. The corporation’s distribution of profits for the previous year;
m. Third-party agreements, such as rental and lease agreements, management agreements or purchase agreements;
n. Stock certificates issued; and
o. Proof of stock purchase/capital invested.
(2) Partnerships.
a. Proof of minority/woman status, e.g., copy of birth certificate, driver’s license or other documentation, if applicable;
b. Partnership agreement;
c. Bank signature card;
d. Prior three years’ federal tax returns (or less if the business has been in existence for less than three years) including all schedules; if a regulated professional has been in practice less than one year, financial statements reviewed by a certified public accountant for the period of existence:
e. Resumes of all partners and management personnel showing education, training and employment with dates;
f. License to do business in the county and any other necessary licenses;
g. Buy-out rights agreement;
h. Profit-sharing agreement;
i. Last three months payroll;
j. Proof of capital invested;
k. The partnership’s distribution of profits for the previous year; and
l. Third-party agreements, such as rental and lease agreements, management agreements, or purchase agreements.
(3) Sole proprietors.
a. License to do business in the county and other necessary licenses;
b. Verification to do business under an assumed name (fictitious name certificate);
c. Owner and management personnel resumes showing education training, and employment with dates;
d. Prior three years’ federal tax returns (or less if the business has been in existence less than three years) including all schedules; if a regulated professional has been in practice less than one year, financial statements reviewed by a certified public accountant for the period of existence; and
e. Proof of minority/woman status, e.g., copies of birth certificate, driver’s license or other documentation.
(d) Application review procedures. Once an applicant has submitted the disclosure affidavit and all supporting documentation, certification review will be completed within 60 days and the following procedures will apply:
(1) The small business disclosure affidavit and all supporting documents will be logged in as appropriate. Applications will not be processed until all documents are received. The small business division will inform the applicant of any missing documentation. Any applicant failing to submit the documentation within 30 days of the notice shall be deemed to have abandoned its application. A list of required documentation will be provided with the application,
(2) The application will be reviewed for completeness and accuracy. References will be called and information verified by third parties, when appropriate,
(3) When deemed appropriate by the small business division, a personal interview (site visit) will be scheduled with the principal to discuss the documentation submitted and to determine if the applicant meets the established criteria.
(4) Applicants approved for certification will be notified immediately by mail

Certified small businesses shall be listed in the city’s small business computer database.
(e) Dental of certification. Applicants denied certification shall be notified by certified mail and informed of their right to appeal the denial. An applicant denied certification may not reapply for certification for 120 days from the denial of the certification.
(f) Appeal of certification denial. Any person or firm that believes it has been wrongfully denied certification as a small business or MB/WB may file an appeal in writing, signed and dated, with the small business division. The appeal shall be filed no later than 15 days from the date of the notice of denied certification.
(g) Hearing on appeal of certification denial. If an appeal is filed, an administrative hearing will be conducted with the small business committee. The hearing will be scheduled within 60 days of the filing of the request for appeal. At the hearing, the committee may not consider any new information which was not available at the time of the application. This hearing is the final step available in the city’s administrative process for the denial of a certification application. The small business committee will provide written notice as to the outcome of the hearing within ten working days of the date of the hearing. Any person who is a party to the proceeding before the small business committee may appeal to the circuit court of the county in accordance with applicable state appellate rules.
(h) Reciprocal certification. Only firms certified by the city or by any other political subdivision or governmental entity and granted reciprocal certification by the small business division will be used in determining goal attainment and will have the advantage of preferential programs contained within this article. Reciprocity shall be granted to small business firms which have been certified by other jurisdictions which meet the certification standards of this article and that provide documentation supporting such other certification. Eligibility for reciprocal certification shall be contingent upon a determination by the small business division manager that the standards of the certifying jurisdiction meet the certification standards of the city. The small business seeking reciprocal certification must submit to the small business division a copy of the current certification from the certifying jurisdiction and a copy of the completed application submitted to the certifying jurisdiction along with any affidavits of continued eligibility.
(i) Recertification. Certified small business are required to submit an affidavit of their continued eligibility as a small business every three years. The small business division may conduct site visits or review documents to ensure continued compliance as a small business. If there has been a change in ownership interest and or control, the small business must notify the small business division within 30 days of the change. Supporting documentation may be required for continued certification. A company that fails to submit its affidavit of continued eligibility or fails to submit documentation requested by the small business division will no longer be deemed certified for purposes of participation as a small business. The criteria for recertification shall be the same as for certification. An applicant may request an appeal of denial of recertification with 15 days of the date of notice of denial. The hearing shall be conducted in the manner described above, and notice of the outcome of the hearing shall be sent within ten working days of the hearing. This hearing shall be the final step in the administrative review of denial of recertification. An applicant denied recertification may not reapply for certification for 120 days from the denial of recertification.
(j) Decertification. The small business division shall decertify the small business if:
(1) The small business cannot be contacted at the last-known address;
(2) The small business is no longer in business;
(3) The small business is no longer licensed to do the type of business for which it was certified;
(4) The small business obtained its original certification and/or recertification through false representation or deceit;
(5) The small business has experienced such a substantial change in ownership or control that continued certification would be contrary to the policy of the city’s small business program; or
(6) The small business has been disbarred or suspended as a vendor by the city’s procurement official. At the expiration of any suspension, the firm may reapply for certification.
The small business division shall notify the small business by certified mail that decertification is recommended. The small business may request an appeal hearing of the decertification within ten working days of the date of the receipt of the notice. The hearing shall be conducted in the manner described in subsections (f) and (g) of this section, and notice of the outcome of the hearing will be sent within ten working days of the hearing. This hearing shall be the final step in the administrative review of a decertification. Nothing in this section shall prevent the small business division manager from commencing an investigation regarding the legtimacy of a firm’s small business certification based upon information received from an independent third party.
(Code 1979. § 2-465)
Sec. 66-237. Graduation from small business program.
          Participation in the small business preferential programs will be dependent upon the small business’s need for the preferences extended to small business under this article. A business shall not be eligible for continued participation in the preferential programs contained in this article if the business no longer meets the definition of small business contained in this article
(Code 1979. § 2-467)
Sec. 66-238. Small business committee.
(a) There is hereby created and established the small business committee, appointed by the mayor consisting of seven members. Members shall serve for staggered terms of three years. Initially three members shall be appointed for a term of three years, two members shall be appointed for a term of two years, and two members shall be appointed for a term of one year. Vacancies shall be filled in the same manner as the original appointments for the remainder of the vacant term. Each member shall serve without compensation and may be removed by the mayor without cause. All members must be residents of the county.
(b) The small business committee shall have the following duties and functions:
(1) To consider and decide any appeals of the small business division manager’s decision to:
a. Not certify;
b. Not recertify; or
c. Decertify a person, firm, or business pursuant to this article
(2) To review proposed changes to this article and make recommendations to the mayor and city commission.
The only actions, decisions, and recommendations of the small business committee that shall be binding on the city shall be the small business committee’s decision regarding appeals related to certification decertification, and recertification.
(c) A chair and vice-chair shall be elected by a majority vote of the small business committee and shall serve for a term of one year. The duties of the chair shall be to preside at small business committee meetings. The vice-chair shall perform the duties of the chair in the chair’s absence.
(d) Meetings of the small business committee shall be hold at the call of the chair or according to a meeting schedule adopted by the committee. Four members of the small business committee shall constitude a quorum and a majority of the quorum shall be sufficient to take action. The small business committee shall adopt such rules for its operation, meetings and proceedings as it deems desirable.
(Code 1979. § 2-468)

61

SCHEDULE “6”
ADDITIONAL STANDARD TERMS AND CONDITIONS

Project:	CITY CENTER PHASE 1
RFP#	#03/04-109
6.1 Responsibilities of the CRA
     6.1.1 Designation of CRA Representative on Project
     The CRA agrees to designate, in writing, an individual to act as the CRAs representative with respect to the Professional Services to be rendered hereunder provided that such representative shall not have the authority to amend or modify this Agreement. Such person shall have complete authority to transmit instructions, receive information and interpret and define the policies and decisions of the CRA with respect to the DEVELOPER’s Professional Services hereunder.
     6.1.2 Specification of CRA Requirements for Project
     The CRA agrees to specify all criteria and provide information as to the CRAs requirements for the Project, including design objectives and constraints, space, capacity and performance requirements, flexibility and expendability and budgetary limitations, as well as any design and construction standards that are more stringent than the applicable building code. The CRA shall also assist DEVELOPER by placing at DEVELOPER’s disposal all available information pertinent to the Project including previous reports and any other data relative to design or construction of the Project.
     6.1.3 Items to be Furnished upon the DEVELOPER’s Request
     The designated representative of the CRA will use reasonable efforts to provide the following existing items requested by the DEVELOPER from time to time with the understanding that time is of the essence:
     1. Data prepared by or services of others relevant to the Project;
     2. Appropriate professional interpretations of data prepared by or services of others relevant to the Project;
     3. Environmental assessment and impact statements existing and in possession of the CRA;
     4. Property, boundary, easement, right-of-way topographic and utility surveys, existing and in possession of the CRA;
     5. Property descriptions; and
     6. Zoning deed and other land use restrictions as known by the CRA;
     6.1.4 Access to Property
     The CRA agrees to arrange for access to and make all provisions for DEVELOPER to enter upon public and private property as required for the DEVELOPER to perform services under this Agreement.
     6.1.5 Attendance at Meetings
     The CRA agrees that a representative of the CRA will attend all public meetings and DEVELOPER meetings to which the CRA is requested to attend.

6.2 Availability of Funds
     It is understood and agreed that the CRAs performance and obligation to pay under this Agreement is contingent upon an annual appropriation for its purpose by the CRA. The CRA will notify the DEVELOPER immediately to stop work if funds are not appropriated and will guarantee DEVELOPER payment for all work performed up to the time of any such instruction to stop work. Upon execution hereof, the CRA will have appropriated funds sufficient for the Professional Service fee for Phase 1 under this Agreement.
6.3 Representations of the DEVELOPER
     6.3.1 Warranty of Design and Constructability
     DEVELOPER hereby warrants and guarantees to CRA that DEVELOPER shall be responsible for assuring that the Project, as designed by DEVELOPER , (i) is and shall be designed with no material defects in design, determined in accordance with sound architectural and engineering principles and generally accepted industry standards; (ii) is and shall be designed in accordance with generally accepted architectural and engineering standards, and (iii) is constructible. Without waiver of CRA’s other rights and remedies CRA may require DEVELOPER to perform again, at DEVELOPER’s sole cost and expense, any design services which were not performed in accordance with the standards set forth in this section. DEVELOPER hereby waives any claims which it may have or assert against the CRA with respect to this section, except and unless and failure of DEVELOPER to perform under this Section is, in whole or in part, due to the action or inaction of the CRA. Without limiting any other remedy available to CRA, the DEVELOPER shall furnish at its own expense any redesign or revisions to the design documents necessary to correct any material errors, omissions, failures or deficiencies in such documents with respect to the warranty of design and constructability of the Project, and shall at its sole cost and expense, correct any work performed in accordance with deficient documents. The CRA’s review or approval of or payment for, any Services under this Agreement shall not be construed as a waiver of any rights under this Agreement or any cause of action arising out of performance under this Agreement. this section shall survive the expiration or termination of this Agreement.
     6.3.2 Authority of DEVELOPER to Conduct Business
     The DEVELOPER hereby represents and warrants that DEVELOPER, its team members and all sub-consultants, have and will continue to maintain all licenses and approvals required to conduct business, and that they will at all times conduct business activities in a reputable manner. Proof of such licenses and approvals shall be submitted to the CRA upon request.
     6.3.3 No solicitation
     The DEVELOPER warrants that it has not employed or retained any company or person, other than a bona fide employee working solely for the DEVELOPER to solicit or secure this Agreement and that it has not paid or agreed to pay any person company, corporation, individual, or firm, other than a bona fide employee working solely for the DEVELOPER any fee, commission, percentage, gift, or any other consideration contingent upon or resulting from the award or making of this Agreement. In the event of a breach or violation of this provision by DEVELOPER, the CRA shall have the right to terminate the Agreement without liability and, at this discretion, to deduct from the contract price, or otherwise recover the full amount of such fee, commission, percentage, gift or consideration.
     6.3.4 Independent Contractor Relationship
     The DEVELOPER and its sub-consultants are, and shall be, in the performance of all work services and activities hereunder, independent contractors and not employees, agents, or servants of the CRA. All persons engaged in any of the work or services performed pursuant to this Agreement shall at all times be subject to the DEVELOPER’s sole direction supervision and control. The DEVELOPER shall exercise control over the means and manner in which it and its employees perform the work, and in all respects the DEVELOPER’s relationship and the relationship of its employees to the CRA shall be that of independent Contractor and not as employees or agents of the CRA. The DEVELOPER does not have the power or authority to bind the CRA in any promise, agreement or representation other than specifically provided for in this Agreement. The DEVELOPER shall be responsible to the CRA for all work or services performed by the DEVELOPER or any person or firm engaged as a sub-DEVELOPER or subcontractor to perform work in fulfillment of this Agreement.
     6.3.5 Personnel
     The DEVELOPER represents that it has or will secure at its own expense, all necessary personnel required to perform its obligations hereunder. It is understood and agreed that such personnel shall not be employees of or have any contractual relationship with the CRA. All of the services required hereunder shall be performed by the DEVELOPER or under its supervision, and all personnel engaged in performing the services shall be fully qualified and, if required, licensed or permitted under all applicable federal, state and local laws and regulations to performed such services. The DEVELOPER warrants, moreover, that all services shall be performed by skilled and competent personnel in accordance with all applicable national, federal, state, and local professional and technical standards. DEVELOPER more specifically acknowledges that; its employees will not be eligible to participate in any employee benefit maintained by the CRA; will not be covered by the CRA’s workers’ compensation insurance; and DEVELOPER will be solely and exclusively responsible for payment of all federal and state income, social security, unemployment and disability taxes due in respect of all compensation and/or other consideration paid by the CRA to DEVELOPER hereunder.
          6.3.5.1 Non-Discrimination by Developer. The DEVELOPER warrants and represents that all of its employees and applicants for employment are treated equally without regard to race, color, religion, disability, gender, age national origin, ancestry marital status or sexual orientation.
          6.3.5.2 Fair Labor Standards Act. DEVELOPER is required to pay all employees not less than the Federal minimum wage and to abide by other requirements as established by the Congress of the United States in the Fair Labor Standards Act as amended from time-to-time.
          6.3.5.3 Unauthorized Aliens. The CRA shall consider the employment by DEVELOPER of unauthorized aliens a violation of section 274A(e) of the Immigration and Nationalization Act. Such violation shall be cause for unilateral cancellation of this Agreement.
          6.3.5.4 Possession of Firearms. Possession of firearms will not be tolerated on CRA or City of West Palm Beach property. “Firearm” means any weapon (including a starter gun or antique firearm) which will, is designed to, or may readily be converted to expel a projectile by the action of an explosive; the frame or receiver of any such weapon; any destructive device; or any machine gun. No person who has a firearm in their vehicle may park their vehicle on CRA property. Furthermore, no person may possess or bring a firearm on CRA property. If any employee of an independent contractor or sub-contractor is found to have brought a firearm on CRA property, said employee will be terminated from the CRA project by the independent contractor or sub-contractor. If the sub-contractor fails to terminate said employee, the sub-contractor’s agreement with the independent contractor for the Project shall be terminated. If the independent contractor fails to terminate said employee or fails to terminate the agreement with sub-contractor who fails to terminate said employee the independent contractor’s agreement with CRA shall be terminated

     6.3.6 Selection of Sub-consultants.
     Other than the Team members identified in Section 7 of the Agreement, the DEVELOPER shall obtain the prior written approval of the CRA as to each proposed sub-consultant and the CRA reserves the right to reject the selection of a particular sub-consultant and to inspect all facilities of any sub-consultant in order to make a determination as to capability of the sub-consultant to perform properly under this Agreement. If the DEVELOPER determines that it is necessary to replace a particular sub-consultant to complete its part of the work on the Project in a professional or timely fashion, the DEVELOPER shall promptly do so, subject to prior written approval and acceptance of the new sub-consultants by the CRA, which approval shall not be unreasonably withheld. All sub-consultant agreements entered into by DEVELOPER with respect to the Project shall name the CRA as a third-party beneficiary. CRA shall have the right to communicate with sub-consultants in the presence of DEVELOPER. However, nothing in the foregoing shall create any contractual relationship between sub-consultants and CRA.
     6.3.7 Absence of Arrears
     The DEVELOPER shall not pledge the credit of the CRA or City of West Palm Beach or attempt to make the CRA a guarantor of payment or surely for any contract, debt, obligation, judgment, lien, or any other form of indebtedness. The DEVELOPER further warrants and represents that it has no obligation or indebtedness that would impair to meet the completion dates or schedule of this Agreement.
     6.3.8 Absence of Conflicts of Interest
     The DEVELOPER represents that it presently has no interest and shall acquire no interest, either direct or indirect, which would conflict in any manner with its performance hereunder. The DEVELOPER further represents that no person having any interest shall be employed or engaged by it for said performance. The DEVELOPER shall promptly notify the CRA in writing by certified mail of all potential conflicts or interest for any prospective business association, interest or other circumstance that may influence or appear to influence the DEVELOPER’s judgment or quality of services being provided hereunder. Said notification shall identify the prospective business interest or circumstance and the nature of work that the DEVELOPER intends to undertake and shall request the opinion of the CRA as to whether such association, interest or circumstance would, in the opinion of the CRA constitute a conflict of interest if entered into by the DEVELOPER. The CRA agrees to notify the DEVELOPER by certified mail of its opinion within thirty (30) calendar days of receipt of the said notification and request for opinion. If, in the opinion of the CRA, the prospective business association, interest or circumstance would not constitute a conflict of interest by the DEVELOPER, the CRA shall so state in its opinion and the DEVELOPER may at its option, enter into said association, interest or circumstance and it shall be deemed not in conflict of interest with respect to services provided to the CRA by the DEVELOPER under the terms hereof.
     6.3.9 State Taxes
     The CRA is exempt from payment of Florida State Sales and Use Taxes. The CRA agrees to sign on exemption certificate submitted by the DEVELOPER. The DEVELOPER agrees and understands that it shall not be exempted from paying sales tax to its suppliers for materials used to fulfill contractual obligations with the CRA, nor is the DEVELOPER authorized to use the City of West Palm Beach or CRA’s tax exemption number in securing such materials. The DEVELOPER shall be responsible for payment of its own and its share of its employees’ payroll taxes and benefits with respect hereof.
     6.3.10 Obligation to Furnish Documents to the CRA
     The DEVELOPER shall deliver to the CRA for approval and acceptance and before being eligible for final payment of any amounts due copies of all documents and materials prepared by and for the CRA in connection herewith.
     6.3.11 Public Entity Crime Act
     DEVELOPER represents that the execution of the Agreement will not violate the Public Entity Crime Act, Section 287.133, Florida Statutes, which essentially provides that a person or affiliate who is a contractor, developer, or other provide and who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid on contract to provide any goods or service to CRA, may not submit a bid on a contract for the construction or repair of a public building or public work, and may not be awarded or perform work as a contractor or DEVELOPER under a contract with the CRA and may not transact any business with CRA in excess of the threshold amount set forth in the statute for a period of 36 months from the date of being placed on the convicted vendor list. DEVELOPER represents that there has been no determination that it committed a “public entity crime” and that it has not been formally charged with committing a “public entity crime” and has not been placed on the State Convicted Vendor List. Violation of this Section shall result in termination of the Agreement and recovery of all moneys paid by CRA under this Agreement and may result in debarment from the competitive procurement activities.
     6.3.12 Compliance with Laws
     DEVELOPER shall comply with all applicable federal, state and local laws, codes and ordinances in performing its duties, responsibilities and obligations under this Agreement.
6.4 Public Records Law
     The DEVELOPER shall allow public access to all documents, papers, letters or other material subject to the provisions of Chapter 119 Florida Statutes, and made or received by the DEVELOPER in conjunction with this Agreement. Failure by the DEVELOPER to grant such public access shall be grounds for immediate unilateral cancellation of this Agreement by the CRA.
6.5 Confidentiality
     The DEVELOPER agrees that it will make no statements, press release or publicity releases concerning this Agreement or its subject matter or otherwise disclose or permit to be disclosed any of the data or other information obtained or furnished in compliance with this Agreement, or any particulars thereof, during the period of this Agreement, without first notifying the CRA and securing its consent in writing. The DEVELOPER also agrees that it will not publish, copyright or patent any of the data developed under this Agreement it being understood that such data or information is the property of the CRA.
6.6 CRA’s Ownership of Documents
     All tracings, plans, drawings specifications, maps, computer files and/or reports prepared or obtained under this Agreement, as well as all data collected, together with summaries and charts derived therefrom, will be considered works made for hire and will become the property of the CRA upon completion or termination of this Agreement without restriction or limitation on their use and will be made available, upon request, to the CRA at any time during the performance of such services and/or upon completion or termination of this Agreement. Upon delivery to the CRA of said document , the CRA will become the custodian thereof in accordance with Chapter 119, Florida Statutes. The DEVELOPER will not copyright any material and products or patent any invention developed under this Agreement. The CRA will have the right to visit the site for inspection of the work and the products of the DEVELOPER at any time. DEVELOPER grants to the CRA an exclusive irrevocable and perpetual right and license to use or re-use the plans, drawings, specifications and other materials prepared by DEVELOPER or its sub-consultants in accordance with Section 287.055(10), Florida Statutes, and such use or re-use shall not be considered procurement of professional services for a project or contract award. Any re-use of DEVELOPER’s documents, except for the specific purpose for this Project, will be at no additional cost to the CRA and at CRA’s sole risk, without liability or legal exposure to DEVELOPER.
6.7 DEVELOPERs Competitive Negotiation Act
     The parties confirm that the procurement of the Professional Services hereunder was the subject of the competitive selection and negotiation processes mandated by Section 287.055 Florida Statutes unless specifically exempted therefrom.
6.8 City of West Palm Beach Small Business Ordinance
     6.8.1 Small Business Program Ordinance
     The City of West Palm Beach, in an effort to encourage full and equitable participation by small businesses operating in Palm Beach County in the provision of goods and services to the City and CRA, has adopted the “Small Business Program Ordinance” set forth in Chapter 66 of the Code of Ordinances. The Small Business Program Ordinance is made part of this Agreement by reference thereto. The DEVELOPER shall comply with the requirements of the Small Business Program Ordinance throughout the term of this Agreement.
     6.8.2 Small Business Records
     The DEVELOPER agrees to maintain in an orderly fashion records that document its compliance with the Small Business Program Ordinance with respect to this Agreement and shall make said records available to the City and CRA for inspection during reasonable business hours throughout the Term hereof. Additionally, for purposes of enabling the City to track activity of small businesses and to update its database accurately, the DEVELOPER agrees to furnish to the City or CRA records and documentation evidencing all Small Businesses that responded to proposal to work with DEVELOPER on this Project, regardless or whether each Small Business ultimately contracted to work hereunder.
6.9 Invoices and Audit of Records
     6.9.1 Invoices to the CRA
     The DEVELOPER will bill the CRA for services rendered upon completion of deliverables as set forth in Schedule 2. Invoices received from the DEVELOPER pursuant to this Agreement shall be reviewed and are subject to the prior approval of the CRA to determine if services have been rendered in conformity with Agreement. Invoices must reference the Project number and will, if approved by the CRA for payment be paid within thirty (30) days following approval or such other period allowed by law. The CRA shall only be required to pay interest to DEVELOPER where payments are not made within the time constraints of the Florida Prompt Payment Act, Section 218.70 et seq. Fla. Stat., incorporated by reference herein.
     6.9.2 Charges Above the Professional Fee and Supporting Records
     Should the CRA deem that a change in the Professional Services fee is appropriate, then a decrease or increase shall be agreed by the parties in writing. The DEVELOPER shall maintain complete and orderly documentation underlying all of its invoiced out of pocket expenses, including copies of paid receipts, invoices, or other documentation acceptable to the CRA. Such documentation shall be sufficient to establish that the expenses were actually incurred and necessary in the performance of the Professional Services described herein. Any travel, per diem, mileage, meals, or lodging expenses, the cost of which are subject to the CRA’s prior written approval, shall be paid in accordance with the rates and conditions established by applicable law or ordinance.

     6.9.3 Significance of “Final Invoice”
     In order for both parties herein to close their books and records, the DEVELOPER shall clearly indicate “Final Invoice” on its final invoice to the CRA for the Project. Such indication shall certify to the CRA that all services have been properly performed and all charges and costs owed in connection with this Agreement or the City Travel Policy have been invoiced to the CRA for the Project. Since this account will thereupon be closed any and other further requests for reimbursement or payment, if not properly included on this final notice are waived by the DEVELOPER for the Project.
6.10 Access and Audit
     The DEVELOPER shall maintain (a) timesheets kept in a clear and orderly fashion used to substantiate the monthly invoices to be submitted hereunder and (b) adequate records to justify all charges, expenses, and costs incurred in estimating and performing the work, as well as copies of communications regarding the performance of its obligations under this Agreement, for at least three (3) years after the date of final payment of this Agreement. The CRA shall have access to such timesheets, books, records, and documents as required in this Section for the purpose of inspection or audit during normal business hours, at the DEVELOPER’s place of business located in the State of Florida during the Term hereunder and for at least three (3) years after the date of final payment of this Agreement.
6.11 Insurance
     6.11.1 Insurance Requirements Generally
     The DEVELOPER shall not commence work under this Agreement until it has: (1) obtained all insurance required under this Section: (2) furnished certificates of such insurance to the CRA; and: (3) obtained the written approval by the CRA as to the sufficiency of such insurance. All insurance polices applicable hereunder shall be issued by companies authorized to conduct business under the laws of the State of Florida and as required under the RFP. The certificates of insurance furnished to the CRA shall clearly indicate that the DEVELOPER has obtained insurance of the type, amount and classification as required for strict compliance with this Section and that any material change or cancellation thereof will take effect only thirty (30) days after written notice of same is provided to the CRA. Notwithstanding the provisions herein, compliance with the foregoing requirements shall not relieve the DEVELOPER of its liability and obligations under this Agreement.
     6.11.2 Required Types and Amounts of Coverage
               6.11.2.1 Without limiting its liability under this Agreement, the DEVELOPER shall procure and maintain during the term of this Agreement the types of insurance in the minimum amounts as follows:
1. General liability, including contractual liability insurance covering the indemnification provision of this Agreement in the minimum amount of $5,000,000 per accident, $10,000,000 annual aggregate, to protect the DEVELOPER from claims for damages for personal injury as well as from claims of property damages which may arise from any operations under this Agreement, whether such operations be by the DEVELOPER or by anyone directly or indirectly employed by the DEVELOPER;
2. Comprehensive automobile liability insurance in the minimum amount of $1,000,000 per occurrence, $3,000,000 annual aggregate for bodily injury and property damage liability to protect the DEVELOPER from claims for personal injury as well as from claims for property damage, which may arise from the ownership, use or maintenance of owned and non-owned automobiles, including rented automobiles whether such operations are by the DEVELOPER or by anyone directly or indirectly employed by the DEVELOPER; and

3. Adequate Workers Compensation Insurance and Employer’s Liability Insurance in at least such amounts as are required by law for all its employees per Florida Statute 440.02.
               6.11.2.2 DEVELOPER shall require the architect and/or engineer team member to procure and maintain during the term of this Agreement Standard Professional Liability Insurance in the minimum amount of $1 000 000 per occurrence, $2 000 000 annual aggregate;
               6.11.2.3 Certificates of Insurance shall be provided to the CRA prior to execution of this Agreement, shall provide that no material alteration or cancellation, including expiration and non-renewal, shall be effective until receipt of the statutory written notice by the CRA.
               6.11.2.4 Anything to the contrary notwithstanding, the liabilities of the DEVELOPER under this Agreement shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of insurance coverages.
     6.11.3 CRA as Additional Named Insured
     All insurance, other than Professional Liability and Workers Compensation, to be maintained by the DEVELOPER shall specifically name and include the CRA as an “Additional Named Insured” Designation of the CRA as an “Additionally Named Insured” shall be done by the issuance of a rider or endorsement by the Insurer, as opposed to only the issuance of a Certificate of Insurance from the DEVELOPER’s insurance agent. The CRA shall be exempt from, and in no way liable for any sums of money which may represent a deductible in any insurance policy. The payment of such deductible shall be the responsibility solely of the DEVELOPER providing such insurance.
6.12 Indemnification
     To the fullest extent permitted by law the DEVELOPER shall indemnify and hold harmless the CRA and its officers and employees from all liabilities, damages, losses and costs, including but not limited to reasonable attorneys’ fees, to the extent caused by the negligence, recklessness or intentional wrongful conduct of the DEVELOPER and any other persons directly or indirectly employed or utilized by the DEVELOPER. The parties mutually acknowledge that the provisions of §725.08, Fla, Stat., govern this provision. This indemnification agreement is separate and apart from and in no way limited by, any insurance provided pursuant to this Agreement or otherwise. This clause shall survive the expiration or termination of this Agreement.
6.13 Successors and Assigns
     The CRA and the DEVELOPER each binds itself and its partners, successors, executors administrators and assigns to the other party of this Agreement and to the partners, successors, executors, administrators and assigns of such other party, in respect to all covenants of this Agreement. Neither the CRA nor the DEVELOPER shall assign, sublet, convey or transfer its interest in this Agreement without the written consent of the other. Nothing herein shall be construed as creating any personal liability on the part of any officer or agent of the CRA that may be a party hereto, nor shall it be construed as granting any rights or benefits hereunder to anyone other than the CRA and the DEVELOPER.
6.14 Communications and Notice
     All notice required by this Agreement to be sent to the CRA shall be sent to the CRA via certified U.S. mail to:
West Palm Beach Community Redevelopment Agency

c/o Dorritt Miller
200 2nd Street – P.O. Box 3366
West Palm Beach, FL 33402
     All notices required by this Agreement to be sent to the DEVELOPER shall be sent via certified U.S. mail to the attention of the DEVELOPER at the address indicated at the top of this Agreement.
6.15 Termination
     6.15.1 Right to Terminate
     The CRA may terminate this Agreement in whole or in part for cause in the event that; (1) the DEVELOPER materially violates any provisions of this Agreement or performs same in bad faith or (2) unreasonably delays the performance of the Professional Services, upon written notice to the DEVELOPER seven (7) days prior to termination (Termination for Cause).
     The CRA, in addition to the right and option to terminate given above, or any other provisions set forth in this Agreement, expressly retains the right to terminate hereunder at its sole option at any time for convenience, without cause and without penalty, when in its sole discretion it deems such termination is in the best interest of the CRA. Payment for services satisfactorily performed shall be made in accordance hereunder (“Termination for Convenience”).
     The DEVELOPER shall have no right to terminate this Agreement for convenience.
     Upon receipt of written notice of either Termination for Cause or Termination for Convenience, the DEVELOPER shall promptly assemble and submit as provided herein or as required in the written notice hereunder, all documents including drawings, signed and sealed drawings, CADD files, calculations, specifications, correspondence, and all other relevant materials associated with the Project.
     6.15.2 Termination for Cause
     In the event this Agreement is terminated by the CRA for cause the CRA may take over the Professional Services and complete them by contracting with another DEVELOPER(s) or otherwise, and in such event, the DEVELOPER shall be liable to the CRA for any additional cost incurred by the CRA due to such termination. “Additional Cost” is defined as the difference between the actual cost of completion of such incomplete services and the cost of completion of such services which would have resulted from payments to the DEVELOPER hereunder had the Agreement not been terminated. Payment for services satisfactorily performed by the DEVELOPER prior to receipt of notice of Termination for Cause and the CRA, shall be made in accordance with the payment procedures hereunder and the CRA shall have no further liability for compensation for expenses or fees to DEVELOPER. In the event of Termination for Cause, no payments to the DEVELOPER shall be made (1) for services not satisfactorily performed and (2) for assembly of submittal of documents for the services performed satisfactorily or unsatisfactorily. In no event shall CRA be obligated to compensate DEVELOPER for lost profits, or any resulting or consequential damages in the event of Termination for Cause.
     6.15.3 Termination for Convenience
     In the event the CRA causes abandonment, termination or suspension of the DEVELOPERs services or parts thereof without cause as provided above, the DEVELOPER shall be compensated for services rendered up to the time of receipt of said abandonment termination or suspension and for assembly and submittal to the CRA of affected documents, and the CRA shall have no further liability for compensation expenses or fees to DEVELOPER.

     6.15.4 Implementation Procedures for Termination
     In the event of either Termination for Cause or Termination for Convenience, as defined above, the DEVELOPER, upon receipt of the notice of such termination, shall: (1) stop the performance of the Professional Services under this Agreement on the date and to the extent specified in the notice of termination; (2) place no further orders or subcontracts expect as may be necessary for completion of any portion(s) of the services not terminated and as authorized by the written notice; (3) terminate all orders and subcontract to the extent that they relate to the performance of the services terminated by the notice of termination; (4)transfer title to the CRA (to the extent that title has not already been transferred) and deliver according to the manner, at the times and to the extent directed by the CRA, all property purchased under this Agreement and reimbursed as direct items of cost and not required for completion of the services not terminated; (5) promptly assemble and submit as provided herein all documents for the services performed, including drawings, calculations specifications, correspondence, and all other relevant materials affected by the termination; and, (6) promptly complete performance of any services not terminated by the notice of termination.
6.16 Litigation; Waiver of Jury Trial
     This Agreement shall be governed and interpreted by the laws of the State of Florida. The parties agree that the courts located in the State of Florida shall have the exclusive jurisdiction of the parties and the subject matter of any litigation, civil or administrative, arising hereunder. For purposes of state court action, venue shall lie in Palm Beach County, Florida, and for purpose of federal court action, venue shall lie in the Southern District of Florida. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by stature or otherwise. No single or partial exercise by any party of any right, power, or remedy hereunder shall preclude any other or further exercise thereof. In the event that any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs, and all expenses (including taxes) even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. DEVELOPER and CRA hereby expressly waive any rights either party may have to a trail by jury of any civil litigation related to this Agreement.
6.17 Waiver
     The waiver of either party hereto of one provision shall not under any circumstances constitute or be interpreted as a waiver of the same provision or any other provision either at the time of the waiver or at any time in the future. Nothing herein shall be interpreted to constitute a release of the responsibility and liability of the DEVELOPER, Its employees sub-contractors, agents and sub-DEVELOPERs for the accuracy and competency of their designs, working drawings, Final Drawings, Specifications or other documents and works, nor shall any approval by the CRA in connection with the Project be deemed to be an assumption of such responsibility by the CRA for a defect or omission in designs, working drawings, and specifications or other documents prepared by the DEVELOPER, its employees, sub-contractors, agents or sub-DEVELOPERs. Nothing herein shall be deemed to be a waiver of the limitation placed upon the CRA’s liability as set forth in Florida Statutes, Section 768.28.

6.18 Third Party Beneficiaries
     Neither DEVELOPER nor CRA intend to directly or substantially benefit a third party by this Agreement. The parties agree that there are no third party beneficiaries to this Agreement and that no third party shall be entitled to asset a right or claim against either of them based on this Agreement.
6.19 Joint Preparation
     The parties acknowledge that they have sought and received competent legal advise and counsel necessary for them to form a full and complete understanding of all rights and obligations herein and that preparation of this Agreement has been their joint effort. This document expresses their mutual intent and shall not as a matter of judicial construction be construed more severely against one of the parties than the other.
6.20 Severability of Provisions
     In the event that any term or provision hereunder (or the application thereof to any person or circumstances) shall to any extent be held invalid or unenforceable. It is agreed that the remainder of this Agreement (or the application of such terms or provision to persons or circumstances other than those as to which it is held invalid or unenforceable), shall not be affected and every other term and provision of this Agreement shall be deemed valid and enforceable to the maximum extent permitted by law.
6.21 Entire Agreement
     The parties hereto agree that this Agreement sets forth the entire agreement between the parties, and that there are no promises or understandings other than those stated herein. None of the provisions, terms and conditions contained in this Agreement may be added to, modified, superseded, or otherwise altered, except by written addendum executed by the parties hereto as set forth in Section 6.22 below. Time shall be of the essence for each and every provision hereof.
6.22 Amendments
     Any amendments hereto: (1) shall be subject to the mutual written agreement of the parties; (2) shall be attached hereto in the form of numbered addenda; (3) shall be counter-signed by both parties; and, (4) shall become part of the public records of the CRA. It is expressly understood, moreover, that no oral discussions, assents or representations shall constitute an enforceable amendment to this Agreement unless it is reduced to writing in accordance with the procedures set forth in this paragraph.
[End of Schedule No. 6]